Exhibit 99.1

Paratek Pharmaceuticals Announces Additional Funding Under the BARDA Contract to Advance the Development of NUZYRA• (omadacycline) for Post-Exposure Prophylaxis (PEP) and Treatment of Pulmonary Anthrax

-- Additional ~$19M Funding for Expanded Anthrax PEP Development Program

-- BARDA Contract Now Valued at Up to ~$304M

-- Development Milestones Specified for Future Procurements

BOSTON, Sept. 27, 2021 -- Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK) today announced that the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, has awarded an option under the Company’s Project BioShield contract. This option provides additional funding to continue the development of NUZYRA® (omadacycline) under a U.S. Food and Drug Administration (FDA) Animal Efficacy Rule development program to support a supplemental new drug application (sNDA) to the FDA for post-exposure prophylaxis (PEP) and treatment of pulmonary anthrax. The additional studies supported by this option increase the value of the BARDA contract by approximately $19 million.

“Our Project BioShield contract creates a comprehensive NUZYRA development program for PEP and treatment of pulmonary anthrax, as described in the original contract,” said Randy Brenner, Chief Development and Regulatory Officer of Paratek. “Paratek has been studying NUZYRA against select biothreat pathogens for over a decade and we are excited to build on the promising in vitro and in vivo animal data and advance the pulmonary anthrax development program for treatment and PEP.  This program is particularly important at a time when antimicrobial resistance is both a national security risk as well as a growing threat to global health.”

In December 2019, BARDA awarded Paratek a contract valued at up to approximately $285 million. With the additional development program funding, the contract is now valued at up to approximately $304 million. The contract supports: 1) the development of NUZYRA for both the treatment and PEP of pulmonary anthrax; 2) all FDA post-marketing requirements associated with the initial NUZYRA approval; 3) U.S. onshoring and manufacturing security requirements; and 4) the procurement of up to 10,000 treatment courses of NUZYRA for anthrax.

BARDA and Paratek have formalized their previously communicated agreement to trigger the next procurement upon BARDA’s receipt of positive top-line data from the pilot efficacy treatment study of inhalation anthrax in rabbits, which Paratek currently anticipates will be available in the second half of 2022.

BARDA and Paratek have also agreed on specific development milestones to trigger the third and fourth procurements. The third procurement will be triggered by BARDA’s receipt of positive top-line data in PEP and treatment of inhalation anthrax from a combination of pilot and pivotal efficacy studies in animal models, which Paratek anticipates will be fully available in 2024. The fourth procurement will be triggered by Paratek’s receipt of sNDA approval from the FDA for treatment of inhalation anthrax, which Paratek anticipates will follow the third procurement by approximately 18-24 months. Paratek intends to provide further specificity on timelines as the anthrax development program progresses.

Paratek reaffirms that based upon its current operating plan, the Company anticipates its existing cash and cash equivalents will provide for a cash runway through the end of 2023 with a pathway to cash flow break even.

About NUZYRA®

NUZYRA (omadacycline) is a novel antibiotic with both once-daily oral and intravenous formulations for the treatment of community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI). A modernized tetracycline, NUZYRA is specifically designed to overcome tetracycline resistance and exhibits activity across a spectrum of bacteria, including Gram-positive, Gram-negative, atypicals, and other drug-resistant strains including Y. pestis (plague), and bioterrorism pathogens such as B. anthracis (anthrax).

Indications and Usage

NUZYRA is a tetracycline class antibacterial indicated for the treatment of adult patients with the following infections caused by susceptible microorganisms:

Community-Acquired Bacterial Pneumonia (CABP) caused by the following: Streptococcus pneumoniae, Staphylococcus aureus (methicillin-susceptible isolates), Haemophilus influenzae, Haemophilus parainfluenzae, Klebsiella pneumoniae, Legionella pneumophila, Mycoplasma pneumoniae, and Chlamydophila pneumoniae.

Acute Bacterial Skin and Skin Structure Infections (ABSSSI) caused by the following: Staphylococcus aureus (methicillin-susceptible and -resistant isolates), Staphylococcus lugdunensis, Streptococcus pyogenes, Streptococcus anginosus grp. (includes S. anginosus, S. intermedius, and S. constellatus), Enterococcus faecalis, Enterobacter cloacae, and Klebsiella pneumoniae.

Usage

To reduce the development of drug-resistant bacteria and maintain the effectiveness of NUZYRA and other antibacterial drugs, NUZYRA should be used only to treat or prevent infections that are proven or strongly suspected to be caused by susceptible bacteria.

Important Safety Information

Contraindications

NUZYRA is contraindicated in patients with known hypersensitivity to omadacycline or tetracycline class antibacterial drugs, or to any of the excipients.

Warnings and Precautions

Mortality imbalance was observed in the CABP clinical trial with eight deaths (2%) occurring in patients treated with NUZYRA compared to four deaths (1%) in patients treated with moxifloxacin. The cause of the mortality imbalance has not been established. All deaths, in both treatment arms, occurred in patients > 65 years of age; most patients had multiple comorbidities. The causes of death varied and included worsening and/or complications of infection and underlying conditions. Closely monitor clinical response to therapy in CABP patients, particularly in those at higher risk for mortality.

The use of NUZYRA during tooth development (last half of pregnancy, infancy and childhood to the age of eight years) may cause permanent discoloration of the teeth (yellow-gray-brown) and enamel hypoplasia.

The use of NUZYRA during the second and third trimester of pregnancy, infancy and childhood up to the age of eight years may cause reversible inhibition of bone growth.

Hypersensitivity reactions have been reported with NUZYRA. Life-threatening hypersensitivity (anaphylactic) reactions have been reported with other tetracycline-class antibacterial drugs. NUZYRA is structurally similar to other tetracycline-class antibacterial drugs and is contraindicated in patients with known hypersensitivity to tetracycline-class antibacterial drugs. Discontinue NUZYRA if an allergic reaction occurs.

Clostridium difficile associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents and may range in severity from mild diarrhea to fatal colitis. Evaluate if diarrhea occurs.

NUZYRA is structurally similar to tetracycline-class of antibacterial drugs and may have similar adverse reactions. Adverse reactions including photosensitivity, pseudotumor cerebri, and anti-anabolic action which has led to increased BUN, azotemia, acidosis, hyperphosphatemia, pancreatitis, and abnormal liver function tests, have been reported for other tetracycline-class antibacterial drugs, and may occur with NUZYRA. Discontinue NUZYRA if any of these adverse reactions are suspected.

Prescribing NUZYRA in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug-resistant bacteria.

Adverse Reactions

The most common adverse reactions (incidence=2%) are nausea, vomiting, infusion site reactions, alanine aminotransferase increased, aspartate aminotransferase increased, gamma-glutamyl transferase increased, hypertension, headache, diarrhea, insomnia, and constipation.

Drug Interactions

Patients who are on anticoagulant therapy may require downward adjustment of their anticoagulant dosage while taking NUZYRA. Absorption of tetracyclines, including NUZYRA is impaired by antacids containing aluminum, calcium, or magnesium, bismuth subsalicylate and iron containing preparations.

Use in Specific Populations

Lactation: Breastfeeding is not recommended during treatment with NUZYRA.

To report SUSPECTED ADVERSE REACTIONS, contact Paratek Pharmaceuticals, Inc. at 1-833-727-2835 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Please see full Prescribing Information for NUZYRA at www.NUZYRA.com.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical Company focused on the development and commercialization of novel life-saving therapies for life-threatening diseases or other public health threats for civilian, government and military use.

The Company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the U.S. for the treatment of adults with CABP and ABSSI. Paratek has a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Paratek is also conducting a Phase 2b Study in a rare disease, Nontuberculous Mycobacterial (NTM) Pulmonary Disease caused by Mycobacterium abscessus Complex with NUZYRA.  Paratek estimates this opportunity represents a potential $1.0 billion addressable market in the U.S.

Paratek exclusively licensed U.S. rights and rights to the greater China territory for SEYSARA® (sarecycline), a once-daily oral therapy for the treatment of moderate to severe acne vulgaris, to Almirall, LLC. Paratek retains the development and commercialization rights for sarecycline in the rest of the world.

In 2019, Paratek was awarded a contract from BARDA, valued at up to approximately $285 million, to support the development and U.S.-based manufacturing of NUZYRA for the treatment of pulmonary anthrax. In 2021, the BARDA contract was expanded to include additional funding for PEP of pulmonary anthrax, bringing the total value up to approximately $304 million.

For more information, visit www.ParatekPharma.com or follow us on LinkedIn and Twitter.

Forward Looking Statements

This press release contains forward-looking statements, including statements related to our BARDA contract, our performance under the BARDA contract, specific development milestones to trigger the three remaining BARDA procurements, anticipated timing of data delivery related to such triggers, anticipated timing and potential outcome of FDA actions, the potential clinical utility of NUZYRA to help address public health emergencies including protecting our civilian and military personnel as a medical countermeasure, our clinical studies for NTM,  the potential addressable market for NTM, our cash runway projections and pathway to cash flow break even. All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "expect," "look forward," "anticipate," "continue," "intends," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties. These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

CONTACT:

For Investors:
Hans Vitzthum LifeSci Advisors ir@ParatekPharma.com
Phone: 617-430-7578

For Media:
Beth Kramli Scient PR Beth@scientpr.com
Phone: 908-568-9721